EXHIBIT 2.1 - STOCK PURCHASE AGREEMENT



                           STOCK PURCHASE AGREEMENT



             THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of the 24th day of March, 2003, by and among WPB Financiers, Ltd., a Delaware corporation (the "Company"), Michael Tay ("Seller"), an individual, 2000 Hamilton Street, #520, Philadelphia, PA 19130, and Enviromat Industries Co. Ltd., a Delaware corporation or its assigns, 8723 Cambie Street, Vancouver, BC Canada V6P 3J9 ("Purchaser"). The Purchaser, the Company and the Seller are collectively referred as the "Parties."



                             W I T N E S S E T H:

       WHEREAS, Seller is a shareholder of the Company;

       WHEREAS, Seller currently owns 8,240,000 shares of common stock in the Company (the "Shares"), which represents 100% of the issued and outstanding common shares in the Company;

       WHEREAS, Purchaser desires to purchase 7,828,000 of the Shares from Seller for a purchase price of Thirty-Eight Thousand Dollars (US$38,000.00); and

       WHEREAS, the parties desire to enter into and execute this Agreement for the purpose of setting forth the terms and conditions of the sale and purchase contemplated herein.

       NOW THEREFORE, in consideration of the premises set forth above and the mutual covenants and agreements set forth herein, the parties hereby agree as follows:


1. Purchase And Sale Of Stock. Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase at the Closing and the Seller agrees to sell to Purchaser at the Closing, 7,828,000 of Seller's Shares, par value $0.0001, for a total price of Thirty-Eight Thousand Dollars (US$38,000.00).

             2.     Closing

             . The purchase and sale of the Shares shall take place on or before March 28, 2003, at such time and place as the Purchaser and Seller mutually agree upon orally or in writing (which time and place are designated as the "Closing"). At Closing, Purchaser shall deliver to Seller, in cash, cash equivalent, or wire transfer, US$25,000.00, and US$10,000.00 through execution of a cognovit promissory note at closing in the form attached hereto as Exhibit A, and Seller agrees to endorse any certificates evidencing the Shares.

             3.     Limited Representations and Warranties of the Seller

             . The Seller and Purchaser acknowledge and agree that Seller has not made any representations or warranties of any sort regarding the Company, its ownership thereof, whether it is current with its filing with any regulatory agency, or the Shares to be purchased hereunder

             . Seller has the full power and authority to execute and deliver this Agreement and Shares to Purchaser.

             4.     Representations and Warranties of Purchaser

             . Purchaser hereby represents and warrants that Purchaser has full power and authority to enter into this Agreement and such Agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms. Purchaser agrees and acknowledges that this Agreement and the purchase of Shares hereunder was not made as a result of any representations, whether written or oral, any warranties or other information provided by Seller regarding the Company or the Shares. Purchaser further acknowledges that Seller is not making any warranties or representations regarding the Company or its Shares and that the Purchaser has performed its own due diligence and is satisfied with such results.

             5.     Successors and Assigns

             . Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

             6.     Governing Law

             . This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed by and construed under the laws of the State of Pennsylvania as applied to agreements among Pennsylvania residents entered into and to be performed entirely within Pennsylvania.

             7.     Counterparts

             . This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

             8. Expenses. The Purchaser shall be responsible for any and all costs or expenses incurred by Seller to effectuate the transfer of Shares hereunder, including, but not limited to any brokerage fees and any filing fees or expenses incurred for SEC filings required as a result of Seller's transfer of the Shares. Notwithstanding, the parties shall be responsible for their own legal and administrative fees in the preparation of this Agreement.

             9.     Entire Agreement

             . This Agreement (including the Exhibit A referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

       IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


ENVIROMAT INDUSTRIES CO. LTD.
A Delaware corporation

/s/ Christopher C. Chang
-----------------------------
By: Christopher C. Chang
Its: President



WPB FINANCIERS, LTD.
A Delaware corporation

/s/ Michael Tay
-----------------------------
By: Michael Tay
Its: President



MICHAEL TAY

/s/ Michael Tay
-----------------------------
By: Michael Tay